Exhibit 99(y)

[The following slides were included in slide presentations made by MidAmerican executives to institutional investor analysts in Boston, Massachusetts on August 27, 1996.]

[Overview of Proposed IES Merger]

[Slide #1]

                               MIDAMERICAN ENERGY
                                     COMPANY

                         OVERVIEW OF PROPOSED IES MERGER

                                   AUGUST 1996

[MidAmerican Energy Logo]

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[Slide #2]


                           Forward-Looking Statements


               From time to time during this presentation, we will make forward-looking statements.


     *        These statements may include:
              -       Cost reduction strategies and anticipated outcomes
              -       Pricing strategies
              -       Changes in utility industry
              -       Planned capital expenditures
              -       Financing needs and availability
              -       Future plans and strategies
              -       Anticipated events

     *        These statements are subject to risks and uncertainties
              -       Results could differ from those expressed in statements

     *        Some of these risks and uncertainties include:
              -       General economic conditions
              -       Competition factors
              -       Regulatory actions
              -       Potential weather effects on sales and revenue
              -       Others

[MidAmerican Energy Logo]

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[Slide #3]

                           MidAmerican Energy Company


*        Gas and electric utility with unregulated subsidiaries

* Strategic intent is to be a regional energy and communications provider

* Serve over 630,000 electric customers and nearly 600,000 gas customers in Iowa, Illinois, South Dakota and Nebraska

[MidAmerican Energy Logo]

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[Slide #4]

                                Merger Experience

                     1990 Midwest Energy and Iowa Resources

                                Midwest Resources

     - First Iowa utility merger, completed without FERC approval

     - Community presence model developed

[MidAmerican Energy Logo]

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[Slide #5]

                                Merger Experience
                                   (Continued)

                         1995 Midwest Resources and IIGE

                           MidAmerican Energy Company

     - Fastest modern utility merger to date - 11 months - First multi-state ICC merger approval - First market based pricing plan in Iowa or Illinois

[MidAmerican Energy Logo]

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[Slide #6]

                          MidAmerican Financial Profile
                                   (millions)

  Balance Sheet                         6/30/96               12/31/95

Net Plant                               $2,631.5              $2,654.5

Purchase Power contract                 209.2                 212.1

Current Assets                          312.9                 409.8

Investments                             869.2                 826.5

Other Assets                            409.9                 420.5


Total Assets                            $4,432.7              $4,523.5


[MidAmerican Energy Logo]

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[Slide #7]

                      MidAmerican Financial Profile (cont.)

                                   (millions)

  Balance Sheet (cont.)                 6/30/96               12/31/95

Common Equity                           $1,242.6              $1,225.7

Preferred Stock                         128.6                 139.9

Long-Term Debt                          1,405.4               1,403.3

Current Liabilities                     481.0                 575.4

Deferred Taxes                          750.4                 746.6

Purchase Power Contract                 112.7                 112.7

Other Liabilities                       312.1                 319.8

Total Capitalization & Liabilities      $4,432.7              $4,523.5

[MidAmerican Energy Logo]

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[Slide #8]

                      MidAmerican Financial Profile (cont.)
                                   (millions)

Income Statement         12 months ending 6/30/96      12 months ending 12/31/95

  Utility Revenues            $1,607.5                      $1,554.2

  Utility Expenses            (1,268.9)                     (1,249.6)

  Utility Operating Income    $338.6                        $304.6

  Unregulated                 2.8                           (3.5)

  Operating Income            $341.4                        $301.1

  Other Income                10.4                          11.7

  Interest                    (112.6)                       (114.4)

  Income Taxes                (89.3)                        (68.0)

  Discontinued Operations     0.8                           0.4

  Net Income                  $150.8                        $130.8

  Preferred Dividends         (8.2)                         (8.1)

  Net Income Common           $142.6                        $122.8

[MidAmerican Energy Logo]

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[Slide #9]

                      MidAmerican Financial Profile (cont.)
                                   (millions)

Income Statement         12 months ending 6/30/96      12 months ending 12/31/95

  Net Income                  $142.6                        $122.8

  Average Shares Outstanding  100.8                         100.4

  Earnings per Share          $1.42*                        $1.22**

  Dividends per Share         $1.20                         $1.20

   * Includes $0.20/share of one-time merger costs, $0.10/share of non-utility asset revaluation, and approximately $0.15/share of increased earnings due to unusually warm weather. Would be $1.57 without these items.

  ** Includes $0.24/share of one-time merger costs, $0.10/share of non-utility asset revaluation, and approximately $0.15/share of increased earnings due to unusually warm weather. Would be $1.41 without these items.

[MidAmerican Energy Logo]

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[Slide #10]

                      MidAmerican Financial Profile (cont.)

Bond Rating

     Moody's   A2

     S & P     A+

Capitalization Ratios 6/30/96

     Common Equity       44.8%

     Preferred           4.6%

     Long Term Debt      50.6%

[MidAmerican Energy Logo]

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[Slide #11]

                               Generation Profile

*    4,311 MW of capacity

*    Balanced supply mix (as a % of generation)
     - Coal         77%
     - Nuclear      22%
     - Oil/Gas      1%

*    Minimal Clean Air Act exposure

*    25% owner of Quad-Cities Nuclear Power Station

*    Purchase 50% of the energy of Cooper Nuclear Station

[MidAmerican Energy Logo]

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[Slide #12]

                                Recent Activities

Corporate

     * Filed for approvals to form an Exempt Holding Company with the following subsidiaries; - MidAmerican Energy (utility operations) - MidAmerican Capital (unregulated) - Midwest Capital (regional business development)

     *    IES merger proposal

[MidAmerican Energy Logo]

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[Slide #13]

                            Recent Activities (cont.)

Utility Operations

     * Electric Pricing Plan filed in Illinois and Iowa - Immediate residential price reductions for customers above market proxy
          - Annual price reductions thereafter, declining to market proxy - Flexibility to negotiate commercial and industrial rates - Eliminates fuel adjustment clause - ROE deadband between 9% and 12.5% - Earnings over 12.5 % used to accelerate recovery of regulatory assets, fund customer service improvements, or improve earnings
          - Orders expected by year-end

[MidAmerican Energy Logo]

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[Slide #14]

                            Recent Activities (cont.)

Utility Operations (cont.)

     *    OCA Show Cause proceeding in Iowa
          - Not yet set for hearing
          - Petitioned IUB to reject the case, or consolidate with Pricing Proposal docket

     *    Decision on consolidation expected by August 30, 1996

[MidAmerican Energy Logo]

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[Slide #15]

                            Recent Activities (cont.)

Unregulated

     *    Restructured into MidAmerican Capital with
          InterCoast Energy subsidiary

     * Initiated IPO of InterCoast Energy, but canceled due to general market conditions

     * Retained Dillon Read to evaluate alternatives, including possible divestiture

[MidAmerican Energy Logo]

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[Slide #16]

                            MEC Strategic Development

Mid 1994          Merge for size, low cost, financial strength

Mid 1995 Achieve merger savings and utility operational success Enhance unregulated performance

Late 1995         Enhance utility performance
                  Restructure unregulated unit
                  Develop market centered competitive company

Mid 1996 Maximize utility cash flow and optimize earnings Align unregulated business to market strategy
                  Assess mergers based on competitive advantage

[MidAmerican Energy Logo]

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[Slide #17]

                          MEC - IES Merger Transaction

*        Unique strategic and operational fit

*        Substantial opportunity for synergies

*        Financially compelling offer for shareholders

*        Ability to quickly consummate a combination

* Creates powerful regional provider of energy and communications products and services

*        Everybody wins: shareholders, customers and employees

[MidAmerican Energy Logo]

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[Slide #18]

                           Company Comparisons - 1995

                      MidAmerican          IES                   Combined

Headquarters          Des Moines, IA       Cedar Rapids, IA      Des Moines, IA

Assets                $4.50 B              $2.00 B               $6.50 B
Revenue               $1.72 B              $0.85 B               $2.57 B
Earnings              $123 M               $64 M                 $187 M
Equity Market         $1,612 M             $997 M                $2,609 M
    Value*
MW Capacity           4,311 MW             2,080 MW              6,391 MW


Customers

Electric              631,000              332,000               963,000
Gas                   595,000              173,000               768,000

*August 9, 1996

[MidAmerican Energy Logo]

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[Slide #19]

                          MidAmerican's Proposed Merger
                               With IES Industries


* Exchange ratio of 2.346 MidAmerican shares for each IES share in a tax-free exchange

     -  Common Stock election available to all

* Cash election of $39 per IES share, subject to a maximum of 40% of outstanding shares

     -  If cash election is oversubscribed, cash will be prorated

* IES shareholders can elect cash or common stock for each share

[MidAmerican Energy Logo]

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[Slide #20]

Financial Considerations


* MidAmerican's proposal is compelling and demonstrably superior

     -    31% premium to IES market price (before announcement)

     -    6% premium to revised Wisconsin transaction

     -    25% higher dividend than the Wisconsin Transaction ($2.82
          vs. $2.25)

     -    Election to receive stock or cash

[MidAmerican Energy Logo]

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[Slide #21]

                             Pre-Offer Communication

August 1993                IES - IIGE discussion

August 1995                Verbal contact

October 1995               Written correspondence including
                            request to make proposal

November 1995              Wisconsin deal announced

[MidAmerican Energy Logo]

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[Slide #22]

                        Strategic Elements of Combination

*        Natural Fit
         -        System integration relatively seamless
         -        Joint ownership of 1,078 megawatts of generation
         -        No new regulatory jurisdictions
         -        Similar production costs and rates
         -        Contiguous and overlapping territory spans most of Iowa

[MidAmerican Energy Logo]

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[Slide #23]

                        Strategic Elements of Combination

                                    [GRAPHIC]

Geographical map of State of Iowa depicting MidAmerican Energy Service Area, IES Industries Service Area and Service Area Overlaps.

[MidAmerican Logo]

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[Slide #24]

                        Strategic Elements of Combination

* Synergy opportunities would benefit customers and shareholders alike

         -        Preliminary savings estimate $655 million over 10 years

[MidAmerican Energy Logo]

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[Slide #25]

                            Preliminary Cost Savings
                             1998 - 2007 Time Frame

[PIE CHART]

     Corporate/Administrative                $117M
     Purchasing Economics                    $86M
     System Optimization                     $132M
     Labor                                   $349M
      440 people - 7.6% of 5800 total

Estimated 10 year savings over $655 million* * net of $29 million of costs to achieve savings


                                *     Virtually all operating cost savings
                                *     Based entirely on public information
                                * MidAmerican projected approximately $30 million annual O&M savings in its 1994 merger announcement. Has actually achieved $50 million in estimated savings
                                *     Estimate is conservative - not out of
                                      line with other transactions
                                *     Over 90% O & M vs. capital

[MidAmerican Logo]

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[Slide #26]

                        Strategic Elements of Combination

*        Merged entity would have resources to focus on core business

         - Redeployment of non-strategic, unregulated assets which do not meet performance criteria

         - Proceeds from potential sale, if sufficient, may be used for non-utility investment, debt repayment or stock buy-back

[MidAmerican Energy Logo]

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[Slide #27]

                        Strategic Elements of Combination

* Combined company could more aggressively pursue strategy in a competitive environment

         - Natural linkage of telecommunication with electric products and services

         - Financial ability to develop and invest in products and services which complement the core business

         -        Low cost production status reduces competitive risks

[MidAmerican Energy Logo]

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[Slide #28]

                                   McLeod Inc.


*    Iowa based full service regional telecommunications company
*    Management team from prior Telecom USA company.  Sold to MCI in
     1990 for $1.25 billion.
*  McLeod  IPO  @$20/share  in May,  1996.  Current  price  $28/share  *  Market capitalization  of  approximately  $1.2  billion  *  Merged  company  will  hold approximately 41% of total shares * Carrying value for MidAmerican is approximately $36M

[MidAmerican Energy Logo]

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[Slide #29]

                               Transaction Funding

     * Cash consideration will initially be funded with short-term debt * MidAmerican debt will be reduced through a structured process of redeploying unregulated assets and replacement with tax exempt preferred stock
     * Unregulated assets of the combined company are nearly $900 million, excluding McLeod
     *  Alternatives include:
       - InterCoast  Energy sale - expected to yield over $180 million after tax
       - Preferred portfolio liquidation could yield over $230 million - Tax exempt preferred stock - MidAmerican was evaluating the issuance of up to $200 million, prior to announcement of the IES merger
       - New Zealand utility sale - expected to generate $25 million - Other - the combined company will still have nearly $500 million of non-utility assets, excluding McLeod, which will be evaluated and potentially restructured

[MidAmerican Energy Logo]

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[Slide #30]

                           Pro Forma Cash Flow Impact
                         ($ millions, except per share)

IES cash flow (latest twelve months 6/30/96)                   $206
Interest expense on new debt                                   (18)
Acquired cash flow                                             $188

MEC cash flow (latest 12 twelve months 6/30/96)                435
After-tax synergies to shareholders                            19
Combined cash flow                                             $642
Combined shares outstanding (million)                          142
Pro forma per share    -operating cash flow                    $4.51 per share
                       -dividend                               $1.20 per share

Notes:   Assumes 40% of total consideration is cash.
         Assumes $65 million synergies are split 50/50 between customers and shareholders. Based on after-tax cash flow from operations, exclusive of non-recurring items.

{MidAmerican Energy Logo]

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[Slide #31]

                              Unrecognized Value*1

Pro forma cash flow per share                              $4.51
Typical midwest utility multiple*2                         5-6 times
                                                           $22.54-$27.06

Pro forma McLeod holding                                   $497 million
Pro forma shares outstanding (million)                     142
         Pro forma McLeod holdings per share               $3.49

Total implied value per share                              $26.03  - 30.55

*1 Based upon free cash flow and investment holding valuations; both approaches readily recognized in the financial community.

*2 Example based on cash          Examples: Illinova             5.1x
   flow for the 12 months                   Western Resources    5.0x
   ended March 31, 1996                     NIPSCO               5.8x

[MidAmerican Energy Logo]

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[Slide #32]

                      Merger Timing - Regulatory Realities

*    Strong MEC track record of rapid merger approval
*    Easier application process
     -    No Wisconsin or Minnesota approvals required
     -    Merger climate good in Iowa
     -    Avoid Registered Holding Company issue

[MidAmerican Energy Log]

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[Slide #33]

                            Merger Announcement Date

WPH-IES-IPW                                          November 11, 1995


MidAmerican-IES                                      August 4, 1996

[MidAmerican Energy Logo]

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[Slide #34]

                                 FERC Approvals


Transaction                  Filing Date                    Status

WPH-IES-IPW                  July 29, 1996*                 Hearing not set

MidAmerican-IES              August 26, 1996                TBD

[MidAmerican Energy Logo]

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[Slide #35]

                                 NRC Application

Transaction                  Filing Date                    Status

WPH-IES-IPW                  No action                      ----

MidAmerican-IES              No action                      ----

[MidAmerican Energy Logo]

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[Slide #36]

                                Iowa Application

Transaction                  Filing Date                     Status

WPH-IES-IPW                  March 1, 1996;                  To be filed
                              withdrawn May 6, 1996

MidAmerican-IES              1 month after agreement         To be filed

[MidAmerican Energy Logo]

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[Slide #37]

                              Wisconsin Application

Transaction                       Filing Date              Status

WPH-IES-IPW                       March 1, 1996            Hearing not scheduled
                                                           Anticipated March,
                                                           1997

MidAmerican-IES                   N/A                      N/A


[MidAmerican Energy Logo]

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[Slide #38]

                              Minnesota Application

Transaction                       Filing Date              Status

WPH-IES-IPW                       March 1996               Hearing not yet
                                                           scheduled

MidAmerican-IES                   N/A                      N/A

[MidAmerican Energy Logo]

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[Slide #39]

                      Merger Timing - Regulatory Realities

*    Strong MEC track record of rapid merger approval
*    Easier application process
     -    No Wisconsin or Minnesota approvals required
     -    Merger climate good in Iowa
     -    Avoid Registered Holding Company issue

*    Fully integrated system

[MidAmerican Energy Log]

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[Slide #40]

                           345 kV Transmission System

                                    [GRAPHIC]

Geographical map of Iowa and parts of neighboring States showing MidAmerican's 345 kV transmission system in comparison with IES', Interstate's and other transmission systems within Iowa and such States.

[MidAmerican Logo]

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[Slide #41]

                           MEC-IES Merger Transaction

* Unique strategic and operational fit * Substantial opportunity for synergies * Financially compelling offer for shareholders * Ability to quickly consummate a combination * Creates powerful regional provider of energy and communications products and services
* Everybody wins:  shareholders, customers and employees

{MidAmerican Energy Logo]

[Slide #42]

                   This is a unique strategic opportunity for
                                  MidAmerican.

                          Our commitment is unwavering.

[MidAmerican Energy Logo]